EXHIBIT 99(A)


                                 PRESS RELEASE


             COEUR D'ALENE MINES CORPORATION CONSUMMATES PURCHASE
               OF SILVER MINING ASSETS FROM ASARCO INCORPORATED.

      Coeur d'Alene, Idaho, September 9, 1999. Coeur d'Alene Mines Corporation (NYSE:CDE) announced today that it has consummated its acquisition of certain silver properties and assets from ASARCO Incorporated (NYSE:AR) in exchange for 7.125 million shares of Coeur Common Stock. The properties and assets acquired include:

      * the 50% interest in Silver Valley Resources Corporation not already owned by Coeur;

      *     a 100% interest in the San Bartolome silver project in Bolivia;

      * 1.5 million common shares and 500,000 common share purchase warrants in Pan American Silver Corp. (TSE:PAA); and

      * a 20% net profit royalty in Pan American Silver Corp's Quiruvilca Mine in Peru.

      Based on the closing price of Coeur's common stock on May 13, 1999, which was the date of the transaction agreement between Coeur and ASARCO, the purchase price for the silver properties and assets purchased is approximately $33.4 million. The transaction, which was approved by Coeur's shareholders at its Annual Meeting of Shareholders held on September 8, 1999, gives ASARCO a 19.3% interest in Coeur after giving effect to the conversion of Coeur's outstanding MARCS into common stock on March 15, 2000. As part of the transaction, ASARCO has nominated two members to Coeur's Board of Directors.

      Dennis E. Wheeler, Chairman of the Board, President and Chief Executive Officer of Coeur, stated: "the silver properties and assets acquired from ASARCO increase Coeur's near-term production profile, add substantial silver


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reserve and resource  ounces and provide  exciting  future  growth  prospects.
After adjusting for the value of the Pan American shares, Coeur acquired approximately 132 million ounces of silver resources at a purchase price of less than $.20 per ounce. This transaction solidifies and establishes Coeur's position as the leader in two of the world's most productive silver regions."

      Coeur expects to enjoy the following benefits as a result of purchasing the 50% of Silver Valley Resources that it does not already own:

      * immediate increase of 1.8 million ounces in Coeur's estimated annual silver production;

      * addition of 16.2 million ounces of silver to Coeur's proven and probable reserves and 6.0 million ounces to Coeur's silver resources;

      * excellent potential to further increase reserves and resources through systematic exploration;

      * potential to increase production at the Galena Mine and thereby reduce cash costs; and

      * consolidation of Coeur's ownership position and control of Idaho's Silver Valley.

      Coeur plans to embark on extensive  optimization  and exploration at the
Silver  Valley  Resources   properties  in  an  effort  to  add  reserves  and
potentially increase production.

      The San Bartolome silver project is located on the flanks of the Cerro Rico Mountain near Potosi, Bolivia. Based on an independent geological evaluation, San Bartolome has a silver resource of approximately 110.0 million silver ounces contained in gravel-like deposits (35 million tons grading 3.1 ounces per ton). ASARCO, which controlled the San Bartolome project for several years, previously completed extensive exploration, assaying and resource delineation and development, including a pre- feasibility study.

      Dennis Wheeler stated that "The San Bartolome property is a superb silver asset with exceptional upside potential. Only four of the project's seven known deposits have been explored to date and further exploration could result in a significant growth of silver resources. It is expected that the deposits will be receptive to surface mining methods and preliminary metallurgical testing indicates the silver is amenable to conventional heap leach solution processing."

      The 1.5  million  common  shares and 500,000  warrants  of Pan  American
Silver Corp. represent approximately 5% fully diluted ownership of Pan American. The closing price of Pan American Silver Corp. common stock on the Toronto Stock Exchange on September 7, 1999, was CDN $7.80 per share. The warrants have an exercise price of CDN $7.50 per share and expire on December 31, 1999.

      THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO THE COMPANY'S SILVER MINING BUSINESS. THE UNITED STATES PRIVATE SECURITY LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN
FORWARD-LOOKING STATEMENTS. SILVER RESERVE AND RESOURCE DATA, AND OTHER STATEMENTS RELATING TO EXPECTATIONS IN THIS DOCUMENT, ARE BASED ON INFORMATION THE COMPANY BELIEVES REASONABLE, BUT INVOLVE SIGNIFICANT UNCERTAINTIES AS TO FUTURE GOLD AND SILVER PRICES, COSTS, ORE GRADES, ESTIMATION OF SILVER RESERVES AND RESOURCES, MINING AND PROCESSING CONDITIONS, CHANGES THAT COULD RESULT FROM THE COMPANY'S FUTURE ACQUISITION OF NEW MINING PROPERTIES OR BUSINESSES, THE RISKS AND HAZARDS INHERENT IN THE MINING BUSINESS (INCLUDING ENVIRONMENTAL HAZARDS, INDUSTRIAL ACCIDENTS, WEATHER OR GEOLOGICALLY RELATED CONDITIONS), REGULATORY AND PERMITTING MATTERS, AND RISKS INHERENT IN THE OWNERSHIP AND OPERATION OF, OR INVESTMENT IN, MINING PROPERTIES OR BUSINESSES IN FOREIGN COUNTRIES. ACTUAL RESULTS COULD VERY SIGNIFICANTLY FROM THE ESTIMATES PRESENTED. READERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE PUBLICLY THE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.